Exhibit 99.1

AITX's RAD Breaks 100 Channel Partner Mark, Driving Growth Across Verticals

Channel Growth Underscores Market Confidence and Expands Opportunities in Security and Safety

Detroit, Michigan, August 28, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX) today announced that its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), has surpassed 100 signed channel partners, marking a significant milestone in the Company's growth strategy. This expanding partner network is fueling growing interest in RAD's solutions, led by strong attention on the award-winning, agentic AI platform, SARA™ (Speaking Autonomous Responsive Agent) and the ROAMEO™ autonomous mobile security robot, while ROSA™, RIO™, and AVA™ continue to build adoption across multiple industry sectors.

AITX

Artificial Intelligence Technology Solutions Inc.

RAD

an AITX company

ROBOTIC
ASSISTANCE
DEVICES

100+

Channel Partners

This milestone builds on RAD's previously reported sales and revenue growth earlier in the summer, when the Company highlighted expanding recurring monthly revenue and strong dealer engagement. Since its last update, RAD has increased its channel network to 106 signed partners, reflecting both newly added dealers and independent representatives. Building on July's momentum, RAD's channel strategy continues to broaden its reach, adding new partners while deepening relationships with established ones. The Company sees this sustained growth as validation that its solutions resonate with both partners and end-users across diverse markets.

"Crossing the milestone of more than 100 channel partners is an exciting achievement for RAD and for AITX as a whole," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "It shows how quickly the industry is embracing our technologies, and it reinforces the strength of the strategy we have put in place. With growing demand for solutions like SARA and ROAMEO, our channel network is well positioned to accelerate growth across multiple markets."

Since being honored with the 2025 SIA NPS Judges' Choice Award and the Best in Threat Detection and Response Solutions Awards, interest in SARA has increased significantly  among RAD's partners. In parallel, the ROAMEO Road Trip that began in June has given dealers and their clients an up-close look at the advanced mobile patrol vehicle, creating new opportunities and strong engagement across the channel. Together, these initiatives are amplifying partner enthusiasm and accelerating momentum throughout the network.

"We are engaged in significant proof-of-concept discussions with some of the largest remote video monitoring centers in both North America and internationally," said Mark Folmer, CPP, PSP, President of RAD. "These opportunities reflect the expanding recognition of how RAD's technologies can transform monitoring, response and security operations on a global scale."

The Company expects its expanding channel network, combined with rising demand for SARA and the visibility generated by the ROAMEO Road Trip, to continue fueling momentum in the months ahead. With 103 signed partners now engaged and interest spreading across multiple markets, RAD is well positioned to extend its channel reach, drive recurring revenue growth, and strengthen its leadership in AI-powered security and safety technologies.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/